UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In the course of investor meetings today, John Antioco, Chairman and CEO of Blockbuster Inc. (the “Company”), was asked about his intentions if he is not re-elected to the Board of Directors of the Company.

In response, Mr. Antioco stated that he views the vote at the Company’s 2005 annual meeting as a referendum on the Company’s strategy and on his management team, and therefore if he is not re-elected to the Board, he would not plan to stay with the Company.

Mr. Antioco also indicated that he believes the election of Mr. Icahn and his nominees to the Board would effectively divide the Board and result in a conflict between two competing strategies for the Company. Mr. Antioco expressed the view that divisions at the Board level would also generate confusion among the Company’s employees and impair their ability and the Company’s ability to enthusiastically execute the strategy.

Mr. Antioco stated that because it appears to be working, he is committed to the Company’s present strategy and believes it is essential to the creation of shareholder value. He also emphasized his enthusiasm for continuing to lead Blockbuster as both Chairman and CEO.

The Company notes that removal of Mr. Antioco from the Board Chairmanship would constitute “Good Reason” under Mr. Antioco’s employment contract and could entitle him to receive the benefits provided in the contract including severance and accelerated vesting of equity awards.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2005, as supplemented on April 21, 2005, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.